Invesco Mortgage Capital Inc. Announces Quarterly Common and Series A Preferred Stock Dividends
Investor Relations Contact: Brandon Burke, 404-439-3468

Atlanta – June 17, 2019 -- Invesco Mortgage Capital Inc. (NYSE: IVR) today announced that its Board of Directors declared quarterly dividends on shares of its common stock and Series A preferred stock.

Common Stock Dividend

The Company’s Board of Directors declared a cash dividend of $0.45 per share of common stock for the second quarter of 2019.  The dividend will be paid on July 26, 2019 to stockholders of record on June 28, 2019, with an ex-dividend date of June 27, 2019.

Series A Preferred Stock Dividend

The Board of Directors declared a quarterly cash dividend on its 7.75% Series A Cumulative Redeemable Preferred Stock of $0.4844 per share.  The dividend will be paid on July 25, 2019 to stockholders of record on July 1, 2019, with an ex-dividend date of June 28, 2019.

About Invesco Mortgage Capital Inc.
Invesco Mortgage Capital Inc. is a real estate investment trust that focuses on investing in, financing and managing residential and commercial mortgage-backed securities and mortgage loans. Invesco Mortgage Capital Inc. is externally managed and advised by Invesco Advisers, Inc., a subsidiary of Invesco Ltd. (NYSE: IVZ), a leading independent global investment management firm.  Additional information is available at www.invescomortgagecapital.com.